SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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LTC PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 28, 2003

Our 2003 annual meeting of stockholders will be held on Monday, July 28, 2003 at 10:00 a.m., local time, at our corporate office, 22917 Pacific Coast Highway, Suite 350, Malibu, California 90265.

(1)	To elect a board of five directors for the ensuing year or until the election and qualification of their respective successors;

(2)	To vote on the approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of preferred stock from 10,000,000 to 20,000,000;

(3)	To transact such other business as may properly come before the meeting.

Only stockholders whose names appear of record on our books at the close of business on June 27, 2003 are entitled to notice of, and to vote at, such annual meeting or any adjournments of such annual meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

WENDY L. SIMPSON

Vice Chairman and Chief Financial Officer

Malibu, California

June 30, 2003

IMPORTANT: Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed stamped envelope.

LTC PROPERTIES, INC.

PROXY STATEMENT

Solicitation

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on July 28, 2003 and at any and all adjournments of our annual meeting. The approximate date on which this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be sent to our stockholders is July 2, 2003.

Voting Rights

On June 27, 2003, the record date for the determination of stockholders entitled to notice of, and to vote at, our annual meeting, we had 17,748,322 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the annual meeting.

Voting of Proxies

Shares of common stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors and for the amendment to the Company’s Amended and Restated Articles of Incorporation.

Our management and Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein; no stockholder proposals were received by us on or before November 19, 2002 the deadline for inclusion of such proposals in this Proxy Statement. Other business may properly come before the annual meeting, and in that event, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Corporate Secretary that the proxy is revoked, by delivering to us a later-dated proxy executed by the person executing the prior proxy, or by attending the annual meeting and voting in person.

Our principal executive offices are located at 22917 Pacific Coast Highway, Suite 350, Malibu, California 90265.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, five directors will be elected to hold office until the 2004 annual meeting of stockholders and, in each case, until their respective successors have been duly elected and qualified.

The nominees for election as directors at the annual meeting are Andre C. Dimitriadis, Edmund C. King, Wendy L. Simpson, Timothy J. Triche, M.D. and Sam Yellen, each of whom is presently serving as a director of our company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2004 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

The five nominees receiving the most votes (providing a quorum is present) will be elected as directors. For purposes of this Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL

THE NOMINEES SET FORTH IN PROPOSAL 1.

DIRECTORS AND EXECUTIVE OFFICERS

This table shows information concerning our directors and executive officers as of May 31, 2003. Each executive officer is elected by the directors, serves at the pleasure of the Board of Directors and holds office until a successor is elected or until resignation or removal.

Name	Age	Position

Andre C. Dimitriadis	62	Chairman, Chief Executive Officer, President and Director

Alex J. Chavez	38	Senior Vice President and Treasurer

Christopher T. Ishikawa	39	Executive Vice President and Chief Investment Officer

Edmund C. King	67	Director

Wendy L. Simpson	54	Vice Chairman, Chief Financial Officer and Director

Timothy J. Triche, M.D.	58	Director

Sam Yellen	72	Director

Andre C. Dimitriadis founded LTC Properties in 1992 and has been its Chairman and Chief Executive officer since its inception. In 2000 Mr. Dimitriadis also assumed the position of President. Mr. Dimitriadis is a director of CLC Healthcare, Inc., Magellan Health Services, Assisted Living Concepts, Inc. and Ribapharm, Inc.

Alex J. Chavez has served as Senior Vice President and Treasurer since February 2001 and Vice President and Treasurer since December 1999. Prior to that, he served as Director of Finance since June 1996 and became Vice President in September 1997. Prior to joining LTC, he was employed by the international accounting firm of Ernst & Young LLP, where he served as an Audit Manager specializing in the health care and real estate industries from 1990 to 1996.

Christopher T. Ishikawa has served as Executive Vice President and Chief Investment Officer since February 2001. Mr. Ishikawa served as Senior Vice President and Chief Investment Officer from September 1997 through January 2001 and prior to that, he served as Vice President and Treasurer of LTC Properties since April 1995. Mr. Ishikawa is a director of CLC Healthcare, Inc.

Edmund C. King is a general partner of Trouver Capital Partners, an investment banking firm located in Los Angeles, California and Provo, Utah. Previously, Mr. King was Ernst & Young LLP’s Southern California senior health care partner from 1973 through September 30, 1991. Mr. King has been a director since 1992.

Wendy L. Simpson has been Vice Chairman since April 2000 and Vice Chairman and Chief Financial Officer since July 2000. Prior to that she was a financial advisor to Coram Healthcare Corporation, a healthcare organization, from November 1999 through March 31, 2000. Ms. Simpson joined Coram as Executive Vice President and Chief Financial Officer in March 1998 and resigned in November 1999. Prior to joining Coram, Ms. Simpson was Executive Vice President, Chief Financial Officer, Chief Operating Officer and director of Transitional Hospitals Corporation from December 1994 to August 1997 and Senior Vice President and Chief Financial Officer from July 1994 to December 1994. Coram Healthcare commenced bankruptcy proceedings in August 2000. Ms. Simpson has been a director since 1995 and a director of CLC Healthcare, Inc. since 2001.

Timothy J. Triche, M.D. has been the Chairman of the Department of Pathology and Laboratory Medicine at Childrens Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. Dr. Triche has been a director since May 2000.

Sam Yellen has been self-employed as a consultant since his retirement in 1990 from KPMG LLP where he was a partner since 1968. Currently, he serves as a member of the board of directors of Beverly Funding Corporation, and Wedbush Morgan Securities, Inc. Mr. Yellen has been a director since 1992.

Board of Directors and Committees of the Board

During 2002, the Board of Directors met seven times and each of the incumbent directors attended all of the meetings of the Board of Directors and committees on which the director served. The Board of Directors has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. All Committees are governed by written charters approved by the Board of Directors.

During 2002, the Audit Committee was comprised of Mr. Yellen, Chair, Mr. King and Dr. Triche. The Audit Committee held eight meetings during fiscal 2002. The Audit Committee is authorized to select and recommend to the Board of Directors the independent auditors to serve us for the ensuing year, review with the independent accountants the scope and results of the audit, review management’s evaluation of our system of internal controls, and review non-audit professional services provided by the independent accountants and the amount of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

The function of the Nominating and Governance Committee which met once in 2002, is to select and recommend to the full Board nominees for election as Directors. The Nominating and Governance Committee was comprised of Dr. Triche, Chair, Mr. King and Mr. Yellen.

During 2002, the Compensation Committee was comprised of Mr. King, Chair, Dr. Triche and Mr. Yellen. The Compensation Committee held two meetings during 2002. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee also is responsible for the administration of our Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan and is authorized to determine the options and restricted stock to be granted under such plans and the terms and provisions of such options.

Primarily in 2002 each non-employee director received a fee of $10,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. Furthermore, non-employee directors were reimbursed $500 for attendance on teleconference Board Meetings. In December 2002, the Board approved an increase to $750 for attendance in person or telephonically and effective the second quarter of 2003 an increase in the annual fee to $25,000. In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors of our company.

Directors participate in LTC Properties’ Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan. Both plans permit the Compensation Committee to grant nonqualified stock options or restricted shares to directors from time-to-time. No stock options were granted to non-employee Board members in 2002. In addition, directors are eligible to participate in our Amended Deferred Compensation Plan whereby non-employee directors are entitled to receive, at our option, annual deferred compensation up to $10,000 per year. All contributions made by us to the deferred compensation plan trust are invested in shares of our common stock. No contribution was made to the Deferred Compensation Plan on behalf of any employee or Board member for 2002.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

This table shows information as of May 31, 2003 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on copies received by us of the most recent Schedule 13D or 13G filings with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (2) each director, (3) each executive officer and (4) the directors and executive officers as a group.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares in Class(2)
Dunn Family Trust 9255 Towne Centre Drive Suite 925 San Diego, CA 92121	Common Stock	2,465,800	(3)	13.8%
National Health Investors, Inc. 100 Vine Street Suite 1200 Murfreesboro, TN 37130	Common Stock	2,774,800	(4)	14.0%
Andre C. Dimitriadis	Common Stock Preferred—A Preferred—B	1,281,208 86,414 1,700	(5)	7.2 2.8 *	% %
Christopher T. Ishikawa	Common Stock Preferred—A	243,721 1,000	(5)	1.4 *	%
Wendy L. Simpson	Common Stock Preferred—A Preferred—B	201,470 23,465 4,300	(5)(6)(7) (7) (7)	1.1 * *	%
Alex J. Chavez	Common Stock Preferred—B	55,555 1,017	(5)(6)	* *
Edmund C. King	Common Stock Preferred—B	84,941 4,534	(5)(6)(8)	* *
Timothy J. Triche, M.D.	Common Stock	20,226	(5)(6)	*
Sam Yellen	Common Stock	83,256	(5)(6)	*
All directors and executive officers as a group (8 persons)	Common Stock Preferred—A Preferred—B	1,970,377 112,679 11,551	(5)(9)	11.0 3.7 *	% %

*	Less than 1%
(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	For purposes of computing the percentages, the number of shares outstanding includes shares purchasable by such individual or entity within 60 days after May 31, 2003 upon exercise of vested options.
(3)	Based upon information contained in a Schedule 13G provided to us, the Dunn Family Trust (“DFT”) directly owns 1,122,300 shares and had sole voting and sole dispositive power over these shares. The Trustee of DFT owns 50,000 shares jointly with his spouse and is deemed to have voting and dispositive power over these shares. Additionally, because of DFT’s position as general partner of Idanta Partners, which owns 1,293,500 shares, DFT is deemed to be beneficial owner of these shares with the sole power to vote or direct voting and the sole power to dispose of or direct disposition of these shares.
(4)	Based upon information contained in a Schedule 13G filed by National Health Investors, Inc. (“NHI”), NHI directly owns 774,800 shares and had sole voting and dispositive power over these shares. Additionally, NHI owns the Company’s Series C Cumulative Convertible Preferred Stock, which has an option to convert at a price of $19.25 per share into 2,000,000 shares of common stock. For the purpose of computing this percentage, the number of shares subject to conversion is deemed to be outstanding only for the calculation of NHI’s percent of class calculation.

(5)	Includes 20,000, 9,000, 16,000 and 9,000 shares that may be purchased upon the exercise of options by Messrs. Chavez, King, Triche and Yellen, respectively.
(6)	Includes 19,125, 13,955, 10,656, 4,226 and 10,656 shares held in the deferred compensation trust for Ms. Simpson, Messrs. Chavez, King, Triche and Yellen, respectively.
(7)	Includes 5,315 shares of common stock, 7,250 shares of Preferred A and 1,800 shares of Preferred B held by spouse in an individual retirement account.
(8)	Includes 1,685 shares held by spouse in an individual retirement account.
(9)	Includes 54,000 shares that may be purchased upon the exercise of options.

EXECUTIVE COMPENSATION

This table shows the compensation paid for the last three fiscal years to the Chief Executive Officer and the other four most highly paid executive officers in 2002.

Long Term Compensation
	Annual Compensation			Restricted Stock Awards(1)		Securities Underlying Options		All Other Compensation(8)
Name & Principal Position	Year	Salary	Bonus
Andre C. Dimitriadis Chairman, Chief Executive Officer and President	2002 2001 2000	$400,000 400,000 400,000	$269,095 — 260,000	$	— — —	$	— — 100,000	$	— 1,679,840 62,400	(2) (7)

Wendy L. Simpson Vice Chairman & Chief Financial Officer	2002 2001 2000	300,000 300,000 218,269	201,821 250,000 87,000		— — —		20,000 — 100,000		— 96,598 37,500	(3) (4)

Christopher T. Ishikawa Executive Vice President & Chief Investment Officer	2002 2001 2000	250,000 225,000 225,000	168,184 225,000 82,000		— — —		— 14,000 40,000		— 72,155 23,500	(5) (7)

Julia L. Kopta Executive Vice President, General Counsel & Secretary	2002 2001 2000	250,000 225,000 225,000	168,184 225,000 82,000		— — 140,882		— 14,000 30,000		— 26,000 93,050	(9) (7) (7)

Alex Chavez Senior Vice President & Treasurer	2002 2001 2000	150,000 135,000 104,500	100,911 150,000 35,500		— — —		10,000 — 30,000		— 15,000 2,000	(7) (7)

James J. Pieczynski Chief Strategic Planning Officer	2002 2001 2000	— 150,540 265,000	— — 66,000		— — —		— — 50,000		— 285,331 12,400	(6) (7)

(1)	Restricted stock awards are valued at their fair market value based on the per share closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. In March 1999, all outstanding shares of restricted stock were cancelled and replaced with a new restricted stock grant with a performance based vesting schedule. In connection with this, during 1999 Messrs. Dimitriadis, Pieczynski, Ishikawa and Ms. Simpson were granted net new shares of 21,640, 11,880, 8,400 and 3,080, respectively. Upon his resignation from our company in August 2001, Mr. Pieczynski forfeited 49,896 shares of restricted stock. In January 2000, Ms. Kopta was granted 20,000 shares of restricted stock. Restricted stock holdings as of December 31, 2002 and their fair market value based on the per share closing price of $6.72 on December 31, 2002 were as follows:

Name	Number of unvested Restricted Shares	Value on December 31, 2002
Andre C. Dimitriadis	77,904	$523,515
Alex Chavez	12,960	87,091
Christopher T. Ishikawa	30,240	203,213
Julia L. Kopta	12,000	80,640
Wendy L. Simpson	11,088	74,511

Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on our common stock. Messrs. Dimitriadis, Chavez, Ishikawa and Ms. Simpson vested in 12,984, 2,160, 5,040 and 1,848 shares, respectively in 2002. As of December 31, 2002, Ms. Kopta’s restricted shares vested at the rate of 20% per year beginning January 2001 (see (9) below). The remaining restricted shares vest at the rate of 10% of the original unvested amount per year provided that the Company’s funds from operations per share for the year then ended increased over funds from operations of the previous year. The National Association of Real Estate Investment Trusts (“NAREIT”) has defined funds from operations as net income applicable to common stockholders (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring, sales of property and impairment charges, plus depreciation of real property and after adjustments for unconsolidated entities in which a REIT holds an interest. In addition, in calculating funds from operations in 2001 we added back the non-cash charge for the adjustments of loans to officers and directors.

There were no restricted stock options granted during the year ended December 31, 2002.

(2)	Represents a $62,400 contribution to Mr. Dimitriadis’ deferred compensation account and $1,617,440 in adjustment to Employee and Director Stock Option Loans.

(3)	Represents a $30,000 contribution to Ms. Simpson’s deferred compensation account and $66,598 in adjustment to Employee and Director Stock Option Loans.

(4)	Represents a $30,000 contribution to Ms. Simpson’s deferred compensation account and $7,500 in Board Fees paid prior to Ms. Simpson becoming an employee in 2000.

(5)	Represents a $26,000 contribution to Mr. Ishikawa’s deferred compensation account and $46,155 in adjustment to Employee and Director Stock Option Loans.

(6)	Represents an adjustment to Employee and Director Stock Option Loans.

(7)	Represents the contribution to the named individual’s deferred compensation account.

(8)	The Company made no contribution to deferred compensation for any employee or Director for fiscal 2002.

(9)	On April 1, 2003, Ms. Kopta and the Company entered into an Agreement whereby it was mutually agreed to terminate her employment agreement with the Company. The Company agreed to vest all of Ms. Kopta’s unvested restricted stock and unvested stock options as of April 1, 2003.

OPTION GRANTS DURING FISCAL DECEMBER 31, 2002

This table shows the number of stock options granted during the period ended December 31, 2002 to each of our executive officers and the value of unexercised options held as of December 31, 2002.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option for Option Term
					5%(1)	10%(1)
Wendy L. Simpson	20,000	66.7%	$7.63	April 4, 2012	$96,000	$243,200
Alex Chavez	10,000	33.3%	$7.63	April 4, 2012	$48,000	$121,600

(1)	An assumed annual rate of appreciation of 5% and 10% on $7.63 would result in the price of our common stock increasing to $12.43 and $19.79, respectively at the expiration date of the options.

AGGREGATE OPTION EXERCISES IN 2002 AND OPTION VALUES AT DECEMBER 31, 2002

During 2002, no options were exercised by any of our executive officers. This table shows the number of stock options held by each of our executive officers as of December 31, 2002 and the value of their unexercised options based on our closing price of $6.72 on December 31, 2002.

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
Andre C. Dimitriadis	—	$—	40,000	60,000	$53,800	$80,700
Wendy L. Simpson	—	—	40,000	80,000	55,908	83,862
Christopher T. Ishikawa	—	—	18,800	35,200	25,860	49,640
Julia L. Kopta	—	—	14,800	29,200	20,480	41,570
Alex J. Chavez	—	—	12,000	28,000	16,140	24,210

Subsequent to December 31, 2002, Mr. Dimitriadis, Ms. Simpson, Mr. Ishikawa and Ms. Kopta exercised all exercisable options. Ms. Kopta’s unexercisable options vested at the time of the termination of her employment agreement, April 1, 2003, and she subsequently exercised all of those options.

Employment Agreements

On March 26, 1999, we entered into employment agreements with Messrs. Dimitriadis and Ishikawa. The employment agreements dated March 26, 1999 amend and restate employment agreements dated June 30, 1998 between LTC Properties and Messrs. Dimitriadis and Ishikawa. Mr. Dimitriadis, as Chairman, Chief Executive Officer and President, has been provided with a four-year “ever-green” employment contract. Mr. Dimitriadis’ current annual base salary is $400,000. Mr. Ishikawa, as Executive Vice President and Chief Investment Officer, has been provided with a two-year “ever-green” employment contract. Mr. Ishikawa’s current annual base salary is $250,000.

On April 10, 2000, we entered into an employment agreement with Ms. Simpson. Ms. Simpson, as Vice Chairman and Chief Financial Officer has been provided with a one-year “ever-green” employment contract. Ms. Simpson’s current base salary is $300,000.

On September 4, 2001, we entered into an employment agreement with Mr. Chavez. Mr. Chavez, as Senior Vice President and Treasurer has been provided with a one-year “ever-green” employment contract. Mr. Chavez’s current base salary is $150,000.

The employment agreements provide that the base salaries may be increased at the discretion of our Board of Directors. Any increase in base salary will automatically amend each executive’s respective employment agreement to provide that thereafter the executive’s annual base salary will not be less than the increased base salary approved by our Board of Directors.

If the executive officer’s employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason or a change in control of our company, then we will pay the executive officer a lump sum severance payment equal to four times base salary for Mr. Dimitriadis, two times base salary for Mr. Ishikawa and Ms. Simpson and one times base salary for Mr. Chavez. Upon a change in control of our company whether or not the executive officer’s employment is terminated, we will pay the executive officer a severance payment in cash equal to $5,000,000 for Mr. Dimitriadis, $1,000,000 for Mr. Ishikawa and two times base salary for Ms. Simpson and Mr. Chavez. In addition, if any payment or benefit received by these executive officers from us subjects the executive officer to excise taxes under the “golden parachute” rules on payments and benefits, the executive officer will be entitled to receive an additional amount (a “gross-up payment” to make the executive officer whole for these excise taxes (and for all taxes on the gross-up payment). Notwithstanding the foregoing, we will have no liability if a executive officer’s employment is terminated for cause or by voluntary resignation without a good reason. During the term of his employment by us, each executive officer will devote the time necessary to provide the services reasonably required by our Board of Directors and will not, without the express approval of our Board of Directors, engage for his own account or for the account of any other person or entity, in a business which competes with us.

On April 1, 2003, we entered into an Agreement with Ms. Kopta whereby it was mutually agreed to terminate her employment agreement with the Company. The Agreement provided that Ms. Kopta would receive in a lump-sum payment one year’s salary of $250,000, the Company would pay for Ms. Kopta’s COBRA insurance premium for 18 months, approximately $22,800, all Ms. Kopta’s unvested stock options and restricted stock vested and should a Change of Control (as defined in her Employment Agreement) occur before October 1, 2004, Ms. Kopta would receive an additional lump-sum payment of $250,000. In addition, the Company and Ms, Kopta entered into a Consulting Agreement whereby Ms. Kopta will provide consulting services until September 30, 2003, from time to time as we reasonably request for a fee of $20,833 per month plus any reasonable expenses.

On August 12, 2001 we entered into an Amended and Restated Separation Agreement and Release with Mr. Pieczynski. On that date, Mr. Pieczynski resigned as a Board Member and Chief Strategic Planning Officer of our company. The agreement provides that we would reduce the balance of his Employee and Director Stock Option Loan from $759,723 to $474,392, a $285,331 reduction. The agreement further provides that Mr. Pieczynski would immediately receive 48,801 shares of our stock held in his name in the Deferred Compensation Plan and allowed Mr. Pieczynski to retain 20,000 unvested options. Additionally, Mr. Pieczynski gave our company an irrevocable proxy to vote shares he owns of our company and of CLC Healthcare, Inc. These proxies expire on August 12, 2003.

Certain Transactions

In 2002, LTC Healthcare, Inc. changed its name to CLC Healthcare, Inc. (“CLC”).

During 1998, we completed the spin-off of all CLC voting common stock through a taxable dividend distribution to the holders of our common stock, Cumulative Convertible Series C Preferred Stock and Convertible Subordinated Debentures. Upon completion of the distribution, CLC began operating as a separate public company. Beginning in September 1999, CLC began leasing skilled nursing properties owned or financed by us, assumed the leases of certain additional properties and closed certain properties with our consent. We previously financed or leased these properties to lessees who experienced financial difficulties to such extent that the lessees were not able to comply with lease provisions or debt provisions underlying the properties. CLC assumed leases for these properties. As a result CLC assumed leases of troubled facilities and was not able to pay, nor did we record as income, rent under its leases with us in 2002 and through the first quarter of 2003. In November and December of 2002, CLC paid us $0.3 million per month. CLC indicated that these payments were for rent; however, based on our assessment of CLC’s financial condition, we recorded these payments as reductions to CLC’s line of credit with us. In January and February of 2003, CLC paid us a total of $0.7 million that we also applied as reductions to CLC’s line of credit with us. In 2002, CLC paid us, and we recorded as income, $0.5 million in interest on its line of credit with us. CLC remitted no funds to us in March, April or May of 2003. See discussion of the line of credit below.

Pursuant to an intercompany agreement entered into at the time CLC was formed, CLC has agreed not to engage in activities or make investments that involve real estate, unless it has first provided us with written notice of the material terms and conditions of such activities or investments, and we have determined not to pursue such activities or investments either by providing written notice to CLC rejecting the opportunity or by allowing a 10-day notice period to lapse. Pursuant to the intercompany agreement, we also agreed to notify each other of, and make available to each other, investment opportunities that either company develops or of which either company becomes aware but is unable or unwilling to pursue. The intercompany agreement has a term of 10 years but shall terminate earlier upon a change of control of our company.

As of March 31, 2003 and December 31, 2002, 23 of our skilled nursing properties, which represents approximately 7.8%, or $46.5 million and $46.8 million, respectively, (including impairments totaling $7.1 million on three properties) of our total assets were leased to CLC. In 2002, we sold a wholly owned subsidiary, LTC-Fort Tucum, Inc. to CLC for a $0.5 million note (“Fort Tucum Note”) bearing no interest for one year and thereafter interest at 8% annually for two years. CLC has certain rights to extend the note at its maturity. LTC-Fort Tucum, now owned by CLC, acquired two skilled nursing properties in New Mexico, previously owned by an unrelated third party and operated by Integrated Health Services, Inc., in a deed-in-lieu of foreclosure transaction. These properties are financed with debt from a REMIC pool originated by us. CLC began operating the two properties during the second quarter of 2002. In June 2003, we agreed to purchase these two nursing homes from CLC for a total purchase price of $1.1 million, which will be transacted by our payment to the REMIC of $1.1 million, the outstanding balance of the mortgage. Additionally, we will forgive the $.5 million Fort Tucum Note which is fully reserved on our financial statements. We have agreed with a third party operator, who already leases two properties from us in New Mexico, to include, beginning July 1, 2003, one of these properties in their existing lease and increase the lease payment by $.1 million per year and the operator will close the other property. At the time the one property is closed, the lease will again increase by approximately $.1 million per year.

The 23 properties we lease to CLC under individual six-year leases provide for total rents of $3.0; $4.0; $4.8; $5.4; $5.9 and $6.5 million respectively, in years 2002 through 2007. The leases contain two five-year renewal options with increases of 2% annually. These leases have a provision for acceleration should there be a change of control, as defined in the lease, of CLC. Additionally, CLC owned and operated during 2002 and the three months ended March 31, 2003 the two New Mexico properties discussed above which are financed with mortgage loans payable to a REMIC pool originated by us.

CLC’s Form 10-Q for the three months ended March 31, 2003 and their Form 10-K for the year ended December 31, 2002 contain a “going concern” qualified opinion from CLC’s outside auditors. CLC has sustained operating losses and net losses every year since inception and for the quarter ended March 31, 2003, and currently has no outside financing availability other than the line of credit with us discussed below. Further, CLC has recorded an actuarially based accrual for general and professional liability of approximately $13.2 million as of March 31, 2003. See below for discussion of CLC’s insurance coverage.

We have discussed with CLC’s Board of Directors the possible transfer of the 23 leased properties to other lessees. The independent directors of CLC’s Board have agreed, at this time, to permit us to solicit other lessees for these properties. We have agreed with CLC that until June 30, 2003, and contingent on our reaching an agreement with another lessee, we would purchase from CLC the leasehold improvements, furniture, fixtures and equipment and pay CLC a mutually agreeable lease breakage fee for any property leased to a new lessee. We have also agreed to give CLC a rent abatement retroactive to March 1, 2003 on any lease where we enter into a lease with a new lessee.

Management cannot predict, at this time, when or if any or all CLC leases will be transferred to other lessees or what value any new leases would represent for the properties leased. Such new leases may result in a future impairment charge if the net book value of the properties exceeds the undiscounted cash flow from the new leases.

These discussions with CLC could involve a significant restructuring of CLC by the Board and management of CLC and during this process it is likely that we will need to advance working capital or offer additional rent concessions to CLC for its reorganization. The amount of a potential advance has not been agreed to, and the eventual realization of all CLC’s obligations to us, including future advances, is not, at this time estimable.

Additionally, we hold a Promissory Note (“Note”) issued by Healthcare Holdings, Inc. (“Holdings”), a wholly owned subsidiary of CLC, in the face amount of $7.0 million. The Note was received in December 2001 in exchange for our right to receive 1,238,076 shares of Assisted Living Concepts, Inc. (“ALC”) common stock distributed concurrently with ALC’s emergence from bankruptcy on December 31, 2001. The Note is for a term of five years and bears interest at 5.0%, compounded annually and accruing to the principal balance plus interest at 2.0% on the original principal balance of $7.0 million, which is payable in cash annually. We did not accrue any interest income on the Note in 2002. In January 2003, we received $0.1 million from CLC, which represents the 2.0% on the original principal balance of $7.0 million which is payable in cash annually. Thus, CLC is current on its interest payments due under the Note. The Note is a full recourse obligation of Holdings and is secured by all of the assets owned now or in the future by Holdings and contains a provision for acceleration should there be a change of control of Holdings or CLC.

At both March 31, 2003 and December 31, 2002, Holdings owned 1,452,794 shares of ALC common stock with a fair market value based on the closing price of ALC stock of $5.1 million and $4.4 million, respectively, $1.2 million face value of ALC Senior Secured Debentures and $0.6 million face value of Junior Subordinated Debentures. At both March 31, 2003 and December 31, 2002, the book value of the Note was $3.1 million, which represented the fair market value of the 1,238,076 shares acquired by Holdings on December 31, 2001. Subsequent to March 31, 2003, we purchased from CLC the total face value of ALC Senior Secured Debentures plus accrued interest through the date of purchase and the total face value of the Junior Subordinated Debentures held as of December 31, 2002.

Mr. Dimitriadis, Ms. Simpson and Mr. Ishikawa and our Vice President of Taxes served as officers of CLC during 2002 and have all resigned as officers of CLC. Mr. Dimitriadis, Ms. Simpson and Mr. Ishikawa remain Board members of CLC. Additionally, we have an indemnification agreement covering these officers who also serve as Board members of CLC and one current CLC outside director.

CLC has advised us that it no longer has general and professional liability insurance in Texas and Florida. CLC no longer operates in Florida; however, it has claims arising from operations prior to its exit from the Florida market. CLC does provide for a reserve for potential insurance losses based on an estimate of incurred but not reported losses; however, should CLC incur a significant uninsured loss, it would not have the resources to pay the loss. As mentioned above, CLC has recorded an actuarially based accrual for general and professional liability of approximately $13.2 million as of March 31, 2003. At this time, CLC has stated that given the current litigation environment and unpredictability of jury trials, the existing claims could develop in a way which may present a material adverse affect on CLC’s financial position, results of operations or liquidity.

We have provided CLC with a secured line of credit that bears interest at 10% and matures April 1, 2008. Effective October 1, 2002, we amended the secured line of credit provided by our company to CLC. The amendment reduced the line from $20.0 million to $10.0 million and added certain restrictions as to the use of funds drawn under the line. The line of credit continues to bear interest at 10%, matures on April 1, 2008 and contains a provision for acceleration should there be a change of control of CLC. In consideration of this amendment, we waived until November 30, 2002, defaults under our leases with CLC for non-payment of rent.

During 2002, we advanced CLC $0.8 million and CLC repaid us $1.4 million under the line of credit which had a balance of $4.7 million at December 31, 2002. Since December 31, 2002, we advanced CLC $1.5 million under the line of credit.

All of the aforementioned transactions and amendments to agreements between our company and CLC were approved by the respective disinterested and/or independent members of the Board of Directors of each company. All interested and/or non-independent Board members abstained from any such vote.

Employee and Director Stock Option Loans—In 1997, the Board of Directors adopted a loan program designed to encourage executives, key employees, consultants and directors to acquire common stock through the exercise of options. Under the program, we made full recourse, secured loans to participants equal to the exercise price of vested options plus up to 50% of the taxable income resulting from the exercise of options. Such loans bear interest at the then current Applicable Federal Rate (“AFR”). In January 2000, the Board of Directors approved a new loan agreement for current executives and directors in the amounts of the remaining principal balance of the original loans.

The current loan agreements provide that the interest rate is 6.07% (AFR for an equivalent 3 to 9 year instrument) and interest payments are to be paid from the dividends received on the shares pledged as security for the notes during the quarter in which the interest is due. If the dividend does not fully pay the interest due or if no dividend is paid during the quarter, the unpaid interest is added to the principal balance. In addition, the notes also require the borrower to reduce principal by one-half of the most recent dividend received on the pledged shares less the interest paid on the loans from that dividend.

During 2001, our company granted a stock price adjustment of the loans to officers and Board Members with such loans. The loans were adjusted to the sum of the shares collateralizing the notes times the net book value (“NBV”) of a share of common stock as of September 30, 2001. The NBV per share at that date was $8.60 and the closing price as reported by the NYSE was $5.13. This total adjustment amounted to a non-cash charge of $2,453,000. Of this adjustment, $1,617,000 was for the loan to our Chairman, CEO and President, Mr. Andre C. Dimitriadis. Approximately $437,000, in the aggregate, of the adjustment was granted to two members of the Board of Directors who each own 46,000 shares each collateralizing the loans. The remaining $399,000 adjustment was granted to three officers of our company. The aggregate shares collateralizing these loans were 96,500.

The maturity date of the notes is December 31, 2008 and at that time the remaining principal amount is due in full. Additionally, the notes contain a provision that allows the borrower the option of fully discharging the then remaining principal balance of the loan by tendering the pledged shares as full payment upon the event of a change of control of our company or upon the death of the borrower.

Loans must be repaid within 90 days after termination of employment for any reason, other than in connection with a change of control of our company. In 2001, the Board of Directors approved the continuation of the December 31, 2008 maturity for Mr. Pieczynski’s note when he resigned from our company.

Section 402 of The Sarbanes-Oxley Act of 2002 prohibits companies from making this type of loan after July 30, 2003 and prohibits us from materially modifying or renewing the existing loans. We no longer make loans under this program and we have not made a loan since 1998. The maximum amount outstanding during 2002 and the outstanding principal and the number of shares of common stock and the market value (at $6.72 per share) of the common stock securing these loans at December 31, 2002 was:

Name	Maximum Amount Outstanding in 2002	Outstanding Principal at December 31, 2002		Shares Securing the Loans
				Number of Shares	Market Value
Andre C. Dimitriadis	$2,944,620	$2,605,852		333,500	$2,241,120
Christopher T. Ishikawa	212,323	—		—	—
Edmund C. King	407,718	407,718		46,000	309,120
Wendy Simpson	88,630	88,630	(1)	10,000	67,200
Sam Yellen	407,718	407,718		46,000	309,120

(1)	Paid in full on January 2, 2003.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter adopted by the Board. The Charter was amended and approved by the Board on December 13, 2002, to reflect additional and enhanced practices adopted by the Audit Committee in light of the proposed New York Stock Exchange Corporate Governance Rules and the Sarbanes-Oxley Act of 2002. The amended Charter is attached to this proxy as Exhibit A.

The Audit Committee has direct oversight of all compliance matters having to do with financial matters, Securities and Exchange Commission reporting and auditing. Additionally, it is the Audit Committee’s duty to review annually the Audit Committee Charter and the Company’s Code of Business Conduct, Ethics and Corporate Governance for adequacy and recommend any changes to the Board.

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of the Company’s financial statements, the Company’s financial reporting process and the independence and performance of the independent auditors. It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company’s independent auditors to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, replace the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In addition, the Audit Committee has received the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as amended, from the independent auditors and has discussed with the independent auditors the independent auditor’s independence from the Company and its management. Further, the Audit Committee has considered whether the non-audit services provided by the independent auditors are compatible with maintaining the auditor’s independence.

Further, the Audit Committee periodically meets with the independent auditors, without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

During the past year, the Audit Committee met with the independent auditors 7 times in total and without management present 3 times.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2002 10-K for filing with the Securities and Exchange Commission.

Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Audit Committee

Sam Yellen, Chair

Edmund C. King and

Timothy J. Triche, M.D.

June 30, 2003

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “interlocks” (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation Committee of the Board of Directors, and this Committee consists entirely of independent, non-employee directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

During 2002, the Compensation Committee was comprised of Mr. King, Chair and Dr. Triche and Mr. Yellen each of whom is a “non-employee director” within the meaning of Rule 16b-3 issued by the SEC and an “outside director” within the meaning of Section 162 (m) of the Internal Revenue Code, as amended. Each appointed Committee member will be subject to annual reconfirmation and may be removed by the Board at any time. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee is also responsible for the administration of our Restated 1992 Stock Option Plan and 1998 Equity Participation Plan. The Compensation Committee is authorized to determine the options and restricted stock awards to be granted under such plans and the terms and provisions of such options and restricted stock awards. We have four executive officers, one of which is our Chief Executive Officer.

Compensation Philosophy

The Compensation Committee endeavors to ensure that the compensation programs for our executive officers are effective in attracting and retaining key executives responsible for our company’s success and are administered in appropriate fashion in the long-term interests of our company and our stockholders. The Compensation Committee seeks to align total compensation for executive management with our overall performance as well as the individual performance of each executive officer. Our compensation package, which currently is comprised of base salary, bonuses, deferred compensation, stock options and restricted stock, is intended to reinforce management’s commitment to enhancing profitability and stockholder value.

The policies of the Compensation Committee may be summarized as follows:

(1)	LTC Properties’ compensation programs are designed to attract, motivate and retain qualified key executives;

(2)	An executive’s salary, bonuses and incentive compensation and other benefit programs should reflect both the Company’s performance as a whole and the executive’s individual performance and effort;

(3)	LTC Properties’ compensation programs should enable the executive to have a financial interest in the Company that parallels the financial interests of the Company’s stockholders.

In determining the level and composition of compensation for the executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the Compensation Committee considers funds from operations per share as an important measure of our performance, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) periodically, the comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts and its peer group relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors discussed above in establishing executive compensation.

Base Salaries

Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of its peer group. In determining an individual executive’s actual base salary, the Compensation Committee also considers other factors, which may include the executive’s past performance and contributions to our success. Base compensation for Mr. Dimitriadis, Ms. Simpson, Mr. Ishikawa and Mr. Chavez as of January 1, 2003 were $400,000; $300,000; $250,000 and $150,000 respectively.

Bonuses

Bonuses are awarded based on our overall performance and individual performance of each executive officer. The amounts awarded may vary from year to year and may be awarded to executive officers in other forms such as stock awards in lieu of cash payments. The regulatory and reimbursement environments in which nursing homes operate experienced significant adverse changes, beginning in 1998 that are still continuing. The negative impact of these changes caused many long-term care operating companies, including certain companies that operate some of our properties, to file for reorganization under Chapter 11 of the Bankruptcy Code. In connection with this, management has been pro-active in reducing our exposure to properties operated by troubled operators. Additionally, capital structures of certain companies in the assisted living sector have caused two publicly held assisted living companies with whom we do business to file for bankruptcy protection in the last two years. One of those companies emerged from bankruptcy in 2002 and the other company filed in 2003. Management was able to successfully negotiate the leases with the emerged company so that our revenue was not significantly impacted and our leases were strengthened. Management is working with the assisted living company currently in bankruptcy regarding our leases and to date they are current on their rents and their senior management assures us that they intend to affirm all of our leases.

In this difficult environment, management in 2002 sold 16 properties generating approximately $15.6 million, including a $3.6 million note, reduced total debt by $54.2 million and reinstated a $.10 per quarter common dividend. In April 2003, we were able to announce an increase in the common dividend to $.15 per quarter.

The Compensation Committee recommended that bonuses be paid to Mr. Dimitriadis, Ms. Simpson, Mr. Ishikawa, and Mr. Chavez of $269,095, $201,821, $168,184 and $100,911, respectively.

Stock Option Plans

We have adopted the Restated 1992 Stock Option Plan and the 1998 Equity Participation Plan under which awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted stock, deferred stock and dividend equivalents. We reserved 1,400,000 shares of common stock for issuance under the Restated Plan and 500,000 shares for issuance under the Equity Participation Plan. Both plans are administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plans. Incentive stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may only be awarded officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate senior management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, other employees, consultants and other key persons who provide services to us. Currently, the plans have no pre-set formula or criteria for determining the number of options that may be granted. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of the executive officers. In 2002, the Compensation Committee granted stock options to Ms. Simpson and Mr. Chavez in the amounts of 20,000 and 10,000, respectively. The options were granted at a price of $7.63 per share.

401(k) Savings Plan

In January 2002 we implemented a 401(k) Savings Plan (the “Plan”) which is a defined contribution plan covering all of our employees who have six months or more service to our company. Each year participants may contribute up to 15% of pre-tax annual compensation. In 2003 the contributions may not exceed $12,000, or $13,000 if the employee is 50 years or older. Our company will match up to 3% of salaries for our two vice-presidents and contribute 3% of the individual’s salary for staff that open an account. We will not contribute any amount, nor match contributions for our four senior officers.

Policy with Respect to Section 162(m)

The Compensation Committee has considered the anticipated tax treatment to us regarding the compensation and benefits paid to the executive officers in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), the amount of compensation paid to our chief executive officer and certain other highly compensated executives that is deductible for federal income tax purposes is limited to $1,000,000 annually, subject to certain performance, disclosure, and stockholder approval requirements. Our basic philosophy is to strive to provide such executive officers with a compensation package that will balance the deductibility of such payments for us with the necessity to provide competitive compensation packages. Certain types of compensation payments and their deductibility depend upon the timing of the executive officer’s vesting or exercise of previously granted rights. Certain compensation arising from restricted stock awarded to executive officers under our 1992 Stock Option Plan does not meet the requirements of section 162(m). If awards under the 1998 Equity Participation Plan constitute qualified performance-based compensation, such awards will not be subject to the Section 162(m) deduction limitation.

Interpretations of and changes in the tax laws and other factors beyond the compensation committee’s control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Compensation Committee

Edmund C. King, Chair

Sam Yellen and

Timothy J. Triche, M.D.

June 30, 2003

STOCK PERFORMANCE GRAPH

This graph compares the cumulative total stockholder return on our common stock from December 31, 1997 to December 31, 2002 with the cumulative stockholder total return of (1) the Standard & Poor’s 500 Stock Index and (2) the NAREIT Hybrid REIT Index. The comparison assumes $100 was invested on December 31, 1997 in our common stock and in each of the foregoing indices and assumes the reinvestment of dividends.

Total Return Stock Performance

The stock performance depicted in the above graph is not necessarily indicative of future performance. The stock performance graph and compensation committee report shall not be deemed incorporated by reference into any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference, and shall not otherwise be deemed filed under such Acts.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP audited our financial statements for the years ended December 31, 2002 and 2001 and have been our auditors since our organization in May 1992. Fees for the years ended December 31, 2002 and 2001 were:

	2002	2001
Audit Fees	$199,334	$194,947
Audit-Related Fees(1)	$60,650	$0
Tax Fees(2)	$87,512	$193,331
All Other Fees	$0	$0

(1)	Includes consultation on accounting matters.
(2)	2001 fees include a special project to review property cost allocations.

In accordance with Section III, Item 6 of the Audit Committee Charter (Exhibit A attached), the Audit Committee reviewed the effectiveness of Ernst & Young LLP’s audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

A representative of Ernst & Young LLP is expected to be present at the July 28, 2003 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

PROPOSAL 2

AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

At the Annual Meeting, Stockholders will be asked to approve or ratify an amendment to the Company’s Amended and Restated Articles of Incorporation proposed by resolution of the Board of Directors which would be an amendment to increase the number of authorized shares of preferred stock, $0.01 par value per share (“Preferred Stock”) from 10,000,000 to 20,000,000 shares. As of June 27, 2003, the Company had outstanding 3,069,200 shares of Series A Cumulative Preferred Stock, 1,993,000 shares of Series B Cumulative Preferred Stock and 2,000,000 shares of Series C Preferred stock, leaving 2,937,800 shares of Preferred Stock available to issue.

The authorized and unissued shares of Preferred Stock and the shares of Preferred Stock to be authorized pursuant to this proposal, may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights, dividend rates, any conversion or exchange rights, any voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and any rights, preferences, privileges and restrictions of any new series of Preferred Stock and the number of shares constituting such series and the designation thereof. The authority of the Board of Directors to determine the precise terms of each series of Preferred Stock would give it the flexibility to tailor each series to meet the particular requirements of the persons to whom the shares of such series are to be issued. Funds available for dividends on the Common Stock could be reduced by the amount of any dividends paid or accrued on the Preferred Stock.

The Company is currently contemplating various financing options and in order to maximize the number of options available to it, the Company is seeking to increase the number of authorized shares of Preferred Stock. At this time, the Company believes it has sufficient shares authorized to complete a potential new issuance of Preferred Stock but should such transaction be completed, there would effectively be no additional authorized and unissued shares of Preferred Stock available for the Company to use should the Board of Directors determine that such issuance would appear to be the appropriate financing transaction at the time.

The availability for issuance of additional shares of Preferred Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company. For example, by increasing the number of outstanding shares of Preferred Stock, the interest of the party attempting to gain control of the Company could be diluted. Also, the additional shares of Preferred Stock could be used to render more difficult a merger or similar transaction. If the Board so authorizes, the holders of any series of Preferred Stock may be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions in circumstances where the general laws of the State of Maryland would not require separate voting by class.

If the proposed amendment is approved, all or any of the authorized shares of Preferred Stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current stockholders would reduce current stockholders’ proportionate interests.

Required Vote and Recommendation

The affirmative vote of 2/3 of the outstanding shares of Common Stock of the Company is required for approval of the proposed amendment. If the proposed amendment is adopted by the stockholders, it will become effective upon filing and recording a Certificate of Amendment as required by the general laws of the State of Maryland.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2004 Annual Meeting must be received by the Company for inclusion in its proxy statement by March 4, 2004. To assure that a stockholder’s proposal is included in the proxy statement, it will be necessary for the stockholder to comply with the regulations of the SEC governing inclusion of such proposals.

Stockholders may directly nominate persons for director only by complying with the procedure set forth in the Company’s By-Laws. The Bylaws require that the stockholder submit the names of such persons in writing to the Secretary of the Company not less than 60 days nor more than 150 days prior to the date of the preceding year’s annual meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee’s consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company’s books, of such stockholder to be supporting such nominees and (b) the class and number of shares of the Company’s capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

Matters may be brought before the meeting by stockholders only if notice is delivered to the principal executive offices of the Company not less than 60 days nor more than 150 days prior to the anniversary of the last annual meeting of stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of the matter desired to be brought before the annual meeting and the reasons for bringing such matter before the annual meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company’s books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the annual meeting as of the date of such stockholder notice and (b) the class and number of shares of the Company’s capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the annual meeting as of the date of such stockholder notice.

OTHER MATTERS

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone by facsimile or electronically. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Georgeson Shareholder, Inc. for a fee of $6,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

WE WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT AND/OR OUR FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2002 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY, AT 22917 PACIFIC COAST HIGHWAY, SUITE 350, MALIBU, CALIFORNIA 90265.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

WENDY L. SIMPSON

Vice Chairman and Chief Financial Officer

Malibu, California

June 30, 2003

EXHIBIT A

LTC Properties, Inc.

AUDIT COMMITTEE CHARTER

Amended as of December 11, 2002

I.    Purpose

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, the performance and selection of independent accountants, and the Company’s audit and financial reporting process.

The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 3 of the Charter. The Committee shall be given full and direct access to the Company’s Chairman of the Board, Company executives and independent accountants as necessary to carry out these responsibilities. However, the Committee’s function is one of oversight only and shall not relieve the Company’s management of its responsibilities for preparing financial statements which accurately and fairly present the Company’s financial results and conditions, or the responsibilities of the independent accountants relating to the audit or review of financial statements.

The independent accountants’ ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and where appropriate, replace the independent accountants.

II.    Composition of the Audit Committee

The Audit Committee shall be comprised of not less than three directors, each of whom will be independent as required by Section 10A(m) of the Securities Exchange Act of 1934, as mended (the “Exchange Act”) and rules of the New York Stock Exchange (“NYSE”). Each appointed Committee member shall be subject to annual reconfirmation and may be removed by the Board at any time.

All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual’s financial sophistication.

III.     Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

1.	Review annually the Audit Committee Charter and the Code of Business Conduct, Ethics and Corporate Governance for adequacy and recommend any changes to the Board.

2.	Review the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).

3.	Review the financial, investment and risk management policies followed by the Company in operating its business activities.

4.

Review the Company’s annual audited financial statements, related disclosures, including the MD&A portion of the Company’s filings, and discuss with the independent accountants the matters required to be discussed by Auditing Standard No. 61, including (a) the quality as well as acceptability of the

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accounting principles applied in the financial statements, and (b) new or changed accounting policies; significant estimates, judgments, uncertainties or unusual transactions; and accounting policies relating to significant financial statement items.

5.	Review any management letters or internal control reports prepared by the independent accountants and responses to prior management letters, and review with the independent accountants the Company’s internal financial controls.

6.	Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided.

7.	Be responsible for the appointment, determination of the funding for and oversight of the work of the independent accountant employed to conduct the audit (including resolution of disagreements between the independent accountants and management regarding financial reporting). The independent accountants shall report directly to the Audit Committee.

8.	Approve all services that may be provided to the Company by the independent accountants whether or not related to the audit, and review the hiring policies for any employees or former employees of the independent accountants.

9.	Obtain on an annual basis a formal written statement from the independent accountants delineating all relationships between the accountants and the Company consistent with Independent Standards Board Standard No. 1, and review and discuss with the accountants all significant relationships the accountants have with the Company, which may affect the accountants’ independence.

10.	For each of the first three fiscal quarters and at year end, at a Committee meeting, review with management the financial results, the proposed earnings press release and formal guidance which the Company may plan to offer and review with the independent accountants the results of their review of the interim financial information and audit of the annual financial statements.

11.	Review management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Company (including an analysis of the effect of alternative GAAP methods) and review with the independent accountants the reports on such subjects delivered pursuant to Section 10A(k) of the Exchange Act.

12.	Following completion of the annual audit, review separately with the independent accountants and management any significant difficulties encountered during the course of the audit.

13.	Engage and determine funding for such independent professional advisors and counsel as the Committee determines are appropriate to carry out its functions hereunder.

14.	Report to the Board on a regular basis on the major events covered by the Audit Committee and make recommendations to the Board and management concerning these matters.

15.	Perform any other activities consistent with this charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate, including but not limited to the Company’s legal and regulatory compliance.

16.	Approve all transactions between the Company and Related Party, as defined by applicable NYSE Rules.

17.	Establish procedures for:

(a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

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IV.     Audit Committee Meetings

The Committee will meet on a regular basis at least 4 times each year, and will hold special meetings as circumstances require. The timing of the meetings shall be determined by the Audit Committee. However, the Committee will meet at any time that the independent accountants believe communication to the Committee is required. At each regular meeting the Committee will meet separately with representatives of the independent accountants.

At all Audit Committee meetings a majority of the total number of members shall constitute a quorum. A majority of the members of the Committee shall be empowered to act on behalf of the Committee. Minutes shall be kept of each meeting of the Committee.

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LTC Properties, Inc.

[    ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

The Board of Directors of the Company unanimously recommend that you vote “FOR” all of the following:

[A] Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	FOR	WITHHOLD
01-Andre C. Dimitriadis	[ ]	[ ]
02-Edmund C. King	[ ]	[ ]
03-Wendy L. Simpson	[ ]	[ ]
04-Timothy J. Triche, M.D.	[ ]	[ ]
05-Sam Yellen	[ ]	[ ]

In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

This Proxy will be voted as directed. If no contrary direction is made, this Proxy will be voted in accordance with the Directors’ recommendations.

[B] Proposal

The Board of Directors recommends a vote FOR the following proposals.

	FOR	AGAINST	ABSTAIN
Approval of an Amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized Preferred Stock from 10,000,000 to 20,000,000.	[ ]	[ ]	[ ]

[C] Authorized Signatures-Sign Here-This section must be completed for your instructions to be executed. Important: Please sign your name exactly as it appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, add such title in your signature. NOTE: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

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Proxy—LTC Properties, Inc.

This Proxy is Solicited by the Board of Directors

for the Annual Meeting of Stockholders—July 28, 2003

The undersigned hereby appoints: Andre C. Dimitriadis and Wendy L. Simpson, or either of them, each with the power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated below, the shares held of record by the undersigned at the annual meeting of stockholders of LTC Properties, Inc. to be held at the Company’s Corporate Offices in Malibu, California, on Monday, July 28, 2003 at 10:00 a.m., or any adjournments or postponements thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!